Exhibit 99.1

Silo Pharma Issues Letter to Shareholders Detailing Progress on Pipeline Assets Combining Traditional Therapeutics with Psychedelic Medicine

ENGLEWOOD CLIFFS, NJ, Dec. 01, 2022 (GLOBE NEWSWIRE) --  Silo Pharma, Inc. (Nasdaq: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today issued a letter to shareholders highlighting the Company’s progress and potential for its portfolio of novel, IP-protected technologies and assets developed in collaboration with world-class medical research partners. The letter, in its entirety, is reprinted below.

Dear fellow Silo Pharma shareholders,

The healthcare market continues to build momentum as science and technology lead to new developments for therapeutics. Nowhere is this more evident than in the growing body of scientific research supporting the therapeutic potential of psychedelics. More than ever, alternative new therapies for numerous diseases and mental health disorders are needed to address the health challenges of today.

Our Company, Silo Pharma, Inc. (Nasdaq: SILO) is working diligently to make further advances in the medical and psychedelic space. To date, the research conducted has shown encouraging promise in the delivery, efficacy, and safety of our pipeline therapeutics and technologies.

This has been an exciting year where we have achieved numerous milestones and anticipate upcoming updates as our pipeline progresses. The purpose of this letter is to provide shareholders with an update on our current business. With over $12 million in cash, we are prepared to advance our pipeline, and believe, with our strong balance sheet, no debt, and recent listing on Nasdaq, that we are in a position to further advance the Company and create shareholder value.

Valuable Intellectual Property and Collaboration

We are focused on advancing traditional therapeutics with psychedelic research to treat underserved large markets. We believe that our novel IP-protected technologies and assets, developed in collaboration with world-class medical research partners, offer disruptive market potential.

The unique assets in our portfolio are well protected with issued and numerous provisional patents pending. We obtained these assets through exclusive drug development collaborations, including a joint venture with Zylö Therapeutics, Inc.; a license and option agreement and an investigator-sponsored study agreement with the University of Maryland, Baltimore; a sponsored study agreement and a licensing option agreement with Columbia University; and a sponsored research agreement with the University of California, San Francisco.

Several of our therapeutics may qualify us to pursue the FDA’s streamlined 505(b)(2) regulatory pathway for drug approval. This new drug application (NDA) process avoids unnecessary duplication of studies already performed on a previously approved drug, potentially saving clinical time and providing significant cost savings.

Potentially Transformative Assets with Disruptive Market Opportunity

SP-26 — Fibromyalgia

With our joint venture with Zylö Therapeutics, we are developing ketamine for sustained release which utilizes our partner’s Z-pod® technology, a topical drug delivery system developed at the Albert Einstein College of Medicine. Preclinical studies have already shown that the Z-pod can hold and distribute our proprietary ketamine formulation in a time-released manner. Topical administration of ketamine using this technology (designated as SP-26 by Silo Pharma) yielded neuropathic nerve pain reduction in a small animal study — positive results that could be promising for patients suffering from fibromyalgia, our initial indication. A safety evaluation study is currently underway to determine the maximum tolerated dosing data to be utilized in future trials.

We recently began working with our regulatory partner to prepare a pre-Investigational New Drug (IND) package for submission to support getting SP-26 into the clinic.

SPU-16 —Multiple Sclerosis (MS)

Last year, we entered into a license agreement with the University of Maryland, Baltimore (UMB) to examine a patented novel homing peptide for CNS also known as central nervous system (CNS) homing peptides (SPU-16), designed to access through the blood-brain barrier and then home to specific damaged tissue. Animal study results of the homing peptides have shown potential improved delivery of therapeutics and decreased toxicity. Our initial indication is MS.

SPU-21 — Rheumatoid Arthritis (RA)

Under a separate commercial evaluation license agreement (CELA) with UMB, we are exploring the use of joint homing peptides (SPU-21) to deliver targeted therapeutics for the treatment of rheumatoid arthritis (RA), an autoimmune disorder. SPU-21 has been shown to inhibit arthritic progression in a preclinical animal model.

SPC-14 — Alzheimer’s Disease (AD)

Last year, we entered a CELA with Columbia University for two therapeutics. The agreement includes an option to license an Alzheimer’s disease therapeutic currently under development.

We recently announced proof-of-concept data supporting the therapeutic potential of this drug candidate (SPC-14) as a treatment for Alzheimer's disease, as demonstrated in a mouse model. With safety data already available from the FDA-approved therapeutics in the compound, we believe that SPC-14 should be eligible for development under the FDA’s 505(b)(2) regulatory pathway.

SPC-15 — Stress Induced anxiety disorder and PTSD

Our second study with Columbia University examines a targeted prophylactic using ketamine compositions as a method of treatment and prevention for stress-induced affective disorders including post-traumatic stress disorder (PTSD). This treatment (SPC-15) predicts levels of severity or progression of such disorders, and their metabolomic biomarkers response to pharmacological treatments. Based on the research to date, SPC-15 could have an impact on treating stress and anxiety disorders.

Clinical Study — Effects of Psilocybin on Inflammatory Activity

We have sponsored a clinical study on the effects psilocybin may have on inflammation in the body under a sponsored research agreement with the University of California San Francisco. The study aims to support the implementation of psilocybin as a potential therapeutic for inflammation. The data from this study could provide support for the anti-inflammatory effect of psilocybin.

Therapies Target Underserved Medical Markets

The burgeoning psychedelic drugs market was valued at $2.8 billion in 2021 and is projected to grow at a compound annual growth rate (CAGR) of 17% to $9.8 billion in 2029.1 Against this landscape, the disease targets for our drug candidates represent large, underserved medical markets. Following are some facts and figures.

●	Our initial indication for SP-26 is fibromyalgia, a disorder affecting about 4 million American adults, or about 2% of the adult population. It is a chronic condition causing pain to the connective tissues throughout the body including muscles, ligaments, and tendons. Musculoskeletal pain is often accompanied by sleep difficulties, fatigue, mood disorders, and problems with memory and concentration. According to Fortune Business Insights, the fibromyalgia treatment market is projected to grow from $764.1 million in 2020 to $1.4 billion in 2027, at a CAGR of 9.2% in the 2020-2027 period.[2]

●	SPU-16 targets multiple sclerosis, a debilitating neurological condition that causes the disruption of signal transmitting by the nervous system. Damage to the nerve fibers may cause fatigue, numbness and tingling, weakness, poor coordination, pain, depression, and problems with memory and concentration. As the most widespread disabling neurological condition of young adults, MS affects nearly a million Americans and approximately 2.8 million people worldwide. A report by Fortune Business Insights states that the global multiple sclerosis drugs market is projected to grow from $25.4 billion in 2022 to $33.2 billion by 2029, at a CAGR of 3.9%.[3]

●	SPU-21 targets rheumatoid arthritis, the most common autoimmune disease in the U.S. affecting around 1.5 million adults. RA is a systemic disease, but most often the immune system will attack the inner lining of the joints bringing pain, swelling, and stiffness that can be debilitating. A 2022 report published by Precedence Research states that the global rheumatoid arthritis drugs market size is expected to reach $70 billion by 2030 with a CAGR of 1.7% in that time period.[4]

●

Targeted by SPC-14, Alzheimer’s disease is an irreversible, progressive brain disorder that is the leading cause of dementia in older adults. AD and related diseases affect more than 6.5 million Americans over the age of 65, or about one in every nine Americans aged 65+. The loss of memory from AD is due to plaque, tangles, or loss of connections within the neural brain cells, which can also affect language, reasoning, visual/spatial skills, and mood. According to Growth+ Reports, the U.S. market for AD drugs is growing at a CAGR of over 7% and is expected to reach $9.7 billion by 2031.[5]

Targeted by SPC-15, anxiety, PTSD, and other stress-related disorders are becoming more frequent in Americans aged 18+. According to the World Health Organization in 2019, 300+ million people were living with an anxiety disorder, and according to the National Center for PTSD, around 12 million adults in the U.S. alone are reported to have PTSD.[6,7] According to Fortune Business Insights, the global treatment market size for anxiety disorders and depression is projected to reach $13.0 billion in 2027.

[1]	Data Bridge Market Research. September 2022
[2]	Fortune Business Insights; Fibromyalgia Treatment Market Size, Share and Trends. September 2022.
[3]	Fortune Business Insights; Multiple Sclerosis Drugs Market Size, Share... May 2022.
[4]	Precedence Research; Rheumatoid Arthritis Drugs Market, Report 2022-2030. June 2022.
[5]	Growth+ Reports; Alzheimer’s Drugs Market by Drug Type … Global Outlook & Forecast 2021-2031. March 2020.
[6]	World Health Organization; Mental disorders. June 2022.
[7]	U.S. Department of Veterans Affairs, PTSD: National Center for PTSD; How Common Is PTSD in Adults?

Our financial position and balance sheet are strong with zero debt. We own intellectual property and technology rights. We believe our diversified therapeutic candidates have disruptive market potential and offer potentially groundbreaking treatment options for some of the most debilitating diseases and conditions.

We are deeply grateful to our shareholders and appreciate your continued support. We look forward to keeping you informed about the progress of our studies as we advance our programs toward the clinic. This is an exciting and transformative time for our Company.

With best regards,

Eric Weisblum
Chief Executive Officer

About Ketamine

Ketamine is an FDA-approved fast-acting general anesthetic administered through intravenous injection or nasal spray (milder form). Scientific research has shown that ketamine’s interactions with certain brain chemicals may be connected to its pain management, anti-inflammatory, and antidepressant effects. Since 2000, increasing research on ketamine has demonstrated significant results as a treatment for pain conditions including chronic neuro-inflammatory disorders and for mood disorders including depression, PTSD, and anxiety.

About Psilocybin

Considered a serotonergic hallucinogen, this substance is an active ingredient in some species of mushrooms. While classified as a Schedule I controlled substance under the Controlled Substances Act (CSA), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. The U.S. Food and Drug Administration (FDA) and the U.S. Drug Enforcement Agency (DEA) have permitted the use of psilocybin in clinical studies for a range of psychiatric conditions.

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as PTSD, Alzheimer’s disease, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information, visit www.silopharma.com.

Forward-Looking Statements

This communication contains forward-looking statements concerning the Company’s collaborations, business and development plans, and statements regarding the Company’s product candidates, their development, regulatory plans with respect thereto and therapeutic potential thereof, planned interactions with regulatory authorities, and planned clinical development. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the Company’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, the Company’s ability to identify additional product candidates for development, the Company’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, competition in the industry in which the Company operates and market conditions. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission available at www.sec.gov. Any forward-looking statements contained in this press release speak only as of the date hereof, and we specifically disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

800-705-0120

investors@silopharma.com

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